THIRD AMENDMENT TO THE
HEWLETT- PACKARD COMPANY
TAX SAVING CAPITAL ACCUMULATION PLAN
(Amended and Restated Effective June 2, 2000)

        The Hewlett-Packard Company Tax Saving Capital Accumulation Plan (the “Plan”) is amended in the following respects, effective November 1, 2000, except as otherwise provided:

1.     The first paragraph of Section 3(a) is amended to read:

                     (a)     Rate of Contributions. Subject to the limitations of Appendix B and in accordance with the administrative procedures established by the Company, each Participant whose participation is not suspended may elect to make Deferred Contributions to the Plan at a rate equal to any whole percentage of the Participant’s Covered Compensation during a payroll period not to exceed twenty percent (20%). All Deferred Contributions shall be deemed to be employer contributions to the Plan and a Participant’s election to commence making Deferred Contributions shall constitute an election (for Federal tax purposes and, wherever permitted, for state and local tax purposes) to have his or her taxable compensation reduced by the amount of all Deferred Contributions.

2.     The last sentence of Section 3(c)(ii) is amended to read:

        Such contributions shall take effect as soon as administratively practicable following the date the notice is received.

3.     The second sentence of Section 3(d) is amended to read:

        All Deferred Contributions shall be paid to the Trustee and invested pursuant to Section 8 as soon as reasonably practicable following the date on which they are withheld.

4.     References throughout the Plan to “Regular Company Contribution Accounts,” “Deferred Contribution Accounts,”and “Rollover Accounts” are amended to read “Regular Company Contribution Account,” “Deferred Contribution Account,”and “Rollover Account,” respectively.

5.     Section 7 is amended to read:

                      (a)        Accounts. The following Accounts, as appropriate, shall be maintained for a Participant:

                                  (i)         A “Regular Company Contribution Account” consisting of each Participant’s share of Regular Company Contributions and the realized or unrealized investment income, gains, losses and expenses allocable thereto;

                                  (ii)        A “Deferred Contribution Account” consisting of each Participant’s share of Deferred Contributions and the realized or unrealized investment income, gains, losses and expenses allocable thereto;

                                (iii)        A “Rollover Contribution Account” consisting of each Participant’s share of Rollover Contributions and the realized or unrealized investment income, gains, losses and expenses allocable thereto; and

                                (iv)        A “Loan Account” consisting of an amount equal to the outstanding principal and accrued interest under the Participant’s promissory note(s) held in the Loan Fund.

                     (b)     Valuation of Accounts. A Participant’s interest in each Account (other than a Loan Account) shall be represented by units of participation. Each Account (other than a Loan Account) shall be adjusted as of each Valuation Date by the Trustee to reflect any change in the unit value of the Account since the immediately preceding Valuation Date. The unit value of the Account shall be based on the fair market value of the Account, appropriately adjusted by the Trustee for any realized or unrealized investment income, gains, losses and expenses. A Participant’s number of units shall be adjusted to reflect any installment payments, withdrawals or loans pursuant to Sections 10, 11 or 12, or the establishment of an account for an alternate payee pursuant to Section 13(c), from the Participant’s Accounts. The valuation of units of participation will be based on values as of the close of business on each Valuation Date, and all transactions under the Plan will be based on this valuation.

6.     Section 8(a) is amended to read:

                  (a)        Investment Funds. The Trust Fund shall be composed of such Funds as the Company shall make available from time to time. The Company may change the available Funds at any time in its sole discretion by adding Funds, removing Funds, or changing Funds. Such Funds shall include, but not be limited to, the following:

                                (i)        The Short Term Income Fund. The Short Term Income Fund seeks to obtain as high a level of current income as is consistent with the preservation of capital and liquidity, and is invested in high quality money market instruments of all kinds.

                                (ii)        The Stock Fund. The Stock Fund shall be invested and reinvested primarily in Stock, except that small amounts of cash held in the Stock Fund may be invested and reinvested in interest-bearing short-term debt obligations, money market instruments, savings accounts or similar investments. The Stock Fund shall consist of all Stock Fund investments held by the Trustee and all cash held by the Trustee which is derived from dividends, interest or other income from Stock Fund investments, Deferred Contributions, Regular Company Contributions and Rollover Contributions to be invested in the Stock Fund, and proceeds from the sale or redemption of Stock Fund investments. The cash shall be invested as provided in this Paragraph (ii).

        In the absence of any direction by the Company pursuant to Section 14(b)(iii), the Trustee shall select the time, price, amount and manner of a purchase of Stock for the Stock Fund and any broker, dealer or private seller through or from which a purchase of Stock is made. The Trustee in its discretion may purchase Stock that was distributed to a Participant or Beneficiary at the closing price of Stock as quoted on the New York Stock Exchange for the business day on which the Trustee receives a written offer to sell. No commission shall be paid in connection with any such purchase.

                                (iii)        The Agilent Stock Fund. The Agilent Stock Fund shall be invested and reinvested primarily in Agilent Stock, except that small amounts of cash held in the Agilent Stock Fund may be invested and reinvested in interest-bearing short-term debt obligations, money market instruments, savings accounts or similar investments. The Agilent Stock Fund shall consist of all Agilent Stock Fund investments held by the Trustee and all cash held by the Trustee which is derived from dividends, interest or other income from Agilent Stock Fund investments, and proceeds from the sale or redemption of Agilent Stock Fund investments. The cash shall be invested as provided in this Paragraph (iii).

        In the absence of any direction by the Company pursuant to Section 14(b)(iii), and to the extent necessary to maintain the Agilent Stock Fund as described in this Section 8(a)(iii), the Trustee shall select the time, price, amount and manner of a purchase of Agilent Stock for the Agilent Stock Fund and any broker, dealer or private seller through or from which a purchase of Agilent Stock is made. The Trustee in its discretion may purchase Agilent Stock that was distributed to a Participant or Beneficiary at the closing price of Agilent Stock as quoted on the New York Stock Exchange for the business day on which the Trustee receives a written offer to sell. No commission shall be paid in connection with any such purchase.

                                (iv)        The Loan Fund. The Loan Fund shall be invested solely in promissory notes which are the obligations of Participants pursuant to Section 12. Cash transferred from other Funds pursuant to Section 12(d) shall be applied to fund loans to Participants, and cash derived from principal and interest payments shall be transferred to other Funds pursuant to Section 12(e).

7.     In Section 8(b) and 8(c), the first sentences are amended to delete the phrase “described in Section 8(a).”

8.     Effective January 1, 2001, Section 10(a) is amended to read:

SECTION 10.        DISTRIBUTION OF PLAN BENEFITS.

                  (a)        Amount and Form of Distribution. A Participant’s Plan Benefit with respect to his or her Deferred Contribution Account, Regular Company Contribution Account and Rollover Contribution Account, if any, shall consist of the cash and equivalent shares of Stock and Agilent Stock credited to such Accounts valued on the Valuation Date on or following the date the Trustee receives a claim pursuant to Section 16 or, in the event of no claim, on the Valuation Date as of which the Trustee processes the distribution of the Participant’s Plan Benefit. A Plan Benefit shall be paid in accordance with the following:

                            (i)     Lump Sum Distribution. Except as provided in Section 10(a)(ii) below, the Participant (or in the event the Participant is deceased, the Participant’s Beneficiary) shall receive a lump sum distribution consisting of cash, except that a Participant or Beneficiary may elect to have his or her Plan Benefit attributable to the Stock Fund paid in whole shares of Stock, and attributable to the Agilent Stock Fund paid in whole shares of Agilent Stock, plus a check for any fractional shares.

                            (ii)     Installments at Required Beginning Date. Effective January 1, 2001, if the amount of the Participant’s Plan Benefit exceeds $5,000 (determined as of the date of the distribution), the Participant may elect, in the manner prescribed by the Company, cash installments, payable at least annually, beginning on the Participant’s Required Beginning Date and continuing over a period not extending beyond the life expectancy of the Participant or the joint life expectancy of the Participant and his or her Beneficiary, in accordance with the requirements of section 401(a)(9) of the Code and the regulations thereunder. Upon the death of a Participant who was receiving installment payments, payments will continue to the Participant’s Beneficiary for the remainder of the period elected by the Participant. Notwithstanding the foregoing or any other provision of Plan to the contrary, once installment payments have begun, the Participant (or, if the Participant is deceased, the Participant’s Beneficiary) may elect at any time, in the manner prescribed by the Company, to have the entire remaining Plan Benefit distributed in a lump sum distribution. The assets in the Participant’s Accounts shall be liquidated as necessary to fund the installment payments in the order prescribed by the Company.

                                (iii)        Direct Transfer to Trustee IRA. A Participant or spouse Beneficiary may also elect to have his or her entire Plan Benefit, or entire remaining Plan Benefit, distributed in-kind in the form of a direct transfer to an individual retirement account maintained by the Trustee, subject to the establishment of an individual retirement account with the Trustee.

                                (iv)        Form of Lump Sum. If a Participant’s Plan Benefit is payable in a lump sum, and the Participant or Beneficiary (as applicable) fails to elect a form of lump sum distribution, the entire Plan Benefit shall be distributed in cash.

(b) Time of Distribution.

(i) The following rules shall govern the time of distribution of the Participant’s Plan Benefit:

                                       (A)        If the amount of the Participant’s Plan Benefit does not exceed $5,000 (determined as of the date of distribution), the Participant’s lump sum distribution shall be distributed as soon as reasonably practicable after the Participant ceases to be an Employee;

                                       (B)        If the amount of the Participant’s Plan Benefit exceeds $5,000 (determined as of the date of distribution), the Participant’s Plan Benefit shall not be distributed until he or she ceases to be an Employee and has elected to receive the Plan Benefit pursuant to Section 16 or, in the event of no claim, as soon as administratively practicable after the date the Participant attains age 65 (the “Normal Retirement Age”) (if the Participant attains age 65 in November or December 2000), or the Participant’s Required Beginning Date (if the Participant attains age 65 on or after January 1, 2001).

                                       (C)        Upon the death of a Participant prior to the date distribution of his or her Plan Benefits is made, or has begun in accordance with Section 10(a)(ii) above, as applicable, the Participant’s Plan Benefit shall be paid to his or her Beneficiary no later than 12 months after the date of the Participant’s death.

                                (ii)        In no event shall Plan Benefits be payable from this Plan as a result of Agilent ceasing to be a member of the Hewlett-Packard controlled group of corporations (within the meaning of section 1563(a) of the Code) as of the Distribution Date.

                  (c)        Latest Commencement Permitted. Notwithstanding any other provision of the Plan to the contrary, distribution of a Participant’s Plan Benefit shall be made or begin not later than the Participant’s Required Beginning Date and all distributions will be made in accordance with the requirements of section 401(a)(9) of the Code and the regulations thereunder, including the following:

        With respect to distributions under the Plan made on or after December 1, 2001, for calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of section 401(a)(9) of the Internal Revenue Code in accordance with the regulations under section 401(a)(9) that were proposed on January 17, 2001 (the 2001 Proposed Regulations), notwithstanding any provision of the Plan to the contrary. If the total amount of required minimum distributions made to a Participant for 2001 prior to December 1, 2001, are equal to or greater than the amount of required minimum distributions determined under the 2001 Proposed Regulations, then no additional distributions are required for such Participant for 2001 on or after such date. If the total amount of required minimum distributions made to a Participant for 2001 prior to December 1, 2001, are less than the amount determined under the 2001 Proposed Regulations, then the amount of required minimum distributions for 2001 on or after such date will be determined so that the total amount of required minimum distributions for 2001 is the amount determined under the Proposed Regulations. This amendment shall continue in effect until the last calendar year beginning before the effective date of the final regulations under section 401(a)(9) or such other date as may be published by the Internal Revenue Service.

9.     Section 11(a) is amended to read:

                  (a)        Under Fifty-Nine and One-Half. Upon giving notice in the manner prescribed by the Company and satisfying the requirements of this Section 11(a), a Participant who is an Employee may, with such frequency as may be established by the Company, withdraw from his or her Regular Company Contribution Account, Deferred Contribution Account and Rollover Account, if any (but not his or her Loan Account), an amount in cash which is not more than the value of the Participant’s Accounts (other than his or her Loan Account) as of the date the withdrawal is made, only if the Participant will have attained age fifty-nine and one-half (59½) at the time the withdrawal is to be made. All withdrawals pursuant to this Section 11(a) shall be in a minimum amount of one thousand dollars ($1,000.00) or, if less, the entire value (adjusted as provided in Section 7(b)) of the Participant’s Regular Company Contribution Account, Deferred Contribution Account and Rollover Account as of the date the withdrawal is made. A Participant may direct the order of liquidation of the Funds in his or her Accounts to fund the withdrawal in the manner prescribed by the Company. Otherwise, the Funds in a Participant’s Accounts shall be liquidated as necessary to fund the Participant’s withdrawal in the order prescribed by the Company.

10.    The first paragraph of Section 11(b) is amended to read:

    (b)        Hardship Withdrawals. Notwithstanding Section 11(a), a Participant who is an Employee may in the event of a financial hardship, request a hardship withdrawal in the manner prescribed by the Company. Such withdrawal shall be an amount in cash of not less than one thousand dollars ($1,000) or one hundred percent (100%) of the limit in the immediately succeeding sentence if less than one thousand dollars ($1,000). Hardship withdrawals shall be limited to the value (adjusted as provided in Section 7(b)) of the Participant’s Deferred Contribution Account, Regular Company Contribution Account and Rollover Account as of the date the withdrawal was made, but shall not include, with respect to the period after December 31, 1988, Regular Company Contributions or earnings on the Deferred Contribution Account and Regular Company Contribution Account. A Participant may direct the order of liquidation of the Funds in his or her Accounts to fund the withdrawal in the manner prescribed by the Company. Otherwise, the Funds in a Participant’s Accounts shall be liquidated as necessary to fund the Participant’s withdrawal in the order prescribed by the Company.

11.     Section 12(d) is amended to read:

    (d)        Source of Loans. A Participant may direct the order of liquidation of the Funds in his or her Accounts to fund a loan in the manner prescribed by the Company. Otherwise, the Funds in a Participant’s Accounts shall be liquidated as necessary to fund the Participant’s loan in the order prescribed by the Company. The proceeds of the liquidation of the Participant’s Accounts shall be deposited to the Participant’s Loan Account and immediately thereafter disbursed to the Participant.

12.     Section 13(l) is amended to read:

    (l)        Rollover from Qualified Trust. With the consent of the Company, and in the form and manner prescribed by the Company, an Eligible Employee may contribute all or any part of an “eligible rollover distribution” within the meaning of section 402(c)(4) of the Code to the Plan, through a rollover in accordance with section 402(c) of the Code, including a direct transfer in accordance with section 401(a)(31) of the Code and the regulations thereunder. In addition, with the consent of the Company, and in the form and manner prescribed by the Company, a Participant who has ceased to be an Employee, and who has not reached his or her Required Beginning Date, may contribute all or any part of an “eligible rollover distribution” within the meaning of section 402(c)(4) of the Code to the Plan through a direct transfer (in accordance with section 401(a)(31) of the Code and the regulations thereunder) from the Hewlett-Packard Company Deferred Profit-Sharing Plan or the Hewlett-Packard Company Retirement Plan.

13.     In order to conform Section 14 to its interpretation by the Company, Section 14 is amended to read:

SECTION 14. FIDUCIARY RESPONSIBILITIES AND PLAN ADMINISTRATION

    (a)        Named Fiduciary for Plan Administration. The Company is the named fiduciary which has the discretionary authority to control and manage the operation and administration of the Plan, and is the “administrator” of the Plan and the “plan sponsor” as such terms are used in ERISA. The Company shall make such rules, regulations and computations and shall take such other actions to administer the Plan as it may deem necessary or appropriate, in its sole discretion. The Company shall have sole discretion to interpret the terms of the Plan and to determine eligibility for benefits pursuant to the objective criteria set forth in the Plan. The Company’s rules, regulations, interpretations, computations and actions shall be conclusive and binding on all persons. The Company may engage the services of such persons or organizations to render advice or perform services with respect to its duties and responsibilities under the Plan as it may determine to be necessary or appropriate. Such persons or organizations may include, but shall not be limited to, actuaries, attorneys, accountants, administrators and consultants. In administering the Plan, the Company shall act in a nondiscriminatory manner to the extent required by section 401 and related sections of the Code and shall at all times discharge its duties with respect to the Plan in accordance with the standards set forth in section 404(a)(1) of ERISA.

    (b)        Named Fiduciary for Management of Plan Assets. The Company is the named fiduciary with respect to the control and management of the assets of the Plan.

    (c)        Service in Several Fiduciary Capacities. Nothing herein shall prohibit any person or group of persons from serving in more than one fiduciary capacity with respect to the Plan (including service both as Plan administrator and trustee).

    (d)        Delegation of Fiduciary Responsibilities.

(i)     Plan Administration. The Company, by action of its Board of Directors (or the Executive Committee thereof), may delegate any of its fiduciary responsibilities with respect to Plan administration to any other person or persons, including, but not limited to, its Affiliates, directors, officers and/or employees, or a committee or committees consisting of such persons. Any such delegation shall be terminable upon such notice as the Company, in its sole discretion, deems reasonable and prudent under the circumstances.

(ii)     Management of Plan Assets. The Company, by action of its Board of Directors (or the Executive Committee thereof), may delegate any of its fiduciary responsibilities with respect to the control and management of the assets of the Plan to the Trustee, to an Investment Manager, to its Affiliates, directors, officers and/or employees, or a committee or committees consisting of such persons. Any such delegation shall be terminable upon such notice as the Company, in its sole discretion, deems reasonable and prudent under the circumstances.

    (iii)        To the extent authorized by guidelines established by the Board of Directors of the Company (the “Board”) or by the Finance and Investment Committee of the Board, delegated authority may be re-delegated in accordance with such guidelines.

14.     Effective May 1, 2001, the first sentence of Section 19(j) is amended to read:

        “Covered Compensation” means the regular wage or salary received by a Participant from a Participating Company, determined without regard to any Deferred Contributions made pursuant to Section 3, and without regard to any deferrals made pursuant to section 125 of the Code under the Hewlett-Packard Company Cafeteria Plan and without regard to any reduction in pay made pursuant to the 2001 Employee-Participation Payroll-Savings Program, and shall include commissions and shift differentials, pay for flexible time off, sick leave, vacation, jury duty, bereavement and other approved paid time off, and other payments classified as Covered Compensation pursuant to the Company’s payroll practices.

15.     Sections 19(l), (q), (cc) are amended and 19(ee) is replaced with 19(ee1) and (ee2), to read:

    (l)        “Deferred Contribution Account” means the Deferred Contribution Account described in Section 7(a), to which the Deferred Contributions made on the Participant’s behalf are credited.

    (q)        “Funds” means the investment funds made available to Participants pursuant to Section 8(a).

    (cc)        “Regular Company Contribution Account” means the Regular Company Contribution Account described in Section 7(a), to which the Regular Company Contributions made on the Participants behalf are credited.

    (ee1)        “Rollover Contributions” means amounts contributed to the Plan pursuant to Section 13(l) or 13(m).

    (ee2)        “Rollover Contribution Account” means the Rollover Contribution Account described in Section 7(a) established pursuant to Section 13(l) or 13(m), to which the Participant’s Rollover Contributions are credited.

This Third Amendment is hereby adopted this 19th day of December 2001.

HEWLETT-PACKARD COMPANY /s/ Robert P. Wayman
Robert P. Wayman Vice President Finance and Administration